                                                                   Exhibit 99(d)


                         USBAM SECURITIES LENDING TRUST

                          INVESTMENT ADVISORY AGREEMENT

     This Agreement, made as of this 21st day of September, 2005, by and between USBAM Securities Lending Trust, a Delaware Statutory Trust (the "Trust"), on behalf of USBAM Securities Lending Prime Portfolio and USBAM Securities Lending Short-Term Bond Portfolio (individually a "Portfolio" and together the "Portfolios"), and U.S. Bancorp Asset Management, Inc., a Delaware corporation (the "Adviser").

     1. The Trust on behalf of the Portfolios hereby retains the Adviser, and the Adviser hereby agrees to act, as investment adviser for, and to manage the investment of the assets of, the Portfolios as set forth herein and as further requested by the Board of Trustees of the Trust. In acting hereunder the Adviser shall be an independent contractor and, unless otherwise expressly provided or authorized hereunder or by the Board of Trustees of the Trust, shall have no authority to act for or represent the Trust or any Portfolio in any way or otherwise be an agent of the Trust or any Portfolio.

     2. The Adviser, at its own expense, shall provide the Trust with all necessary office space, personnel and facilities necessary and incident to the performance of the Adviser's services hereunder. The Adviser shall pay or be responsible for the payment of all compensation to personnel of the Trust and the officers and Trustees of the Trust who are affiliated with the Adviser or any entity that controls, is controlled by or is under common control with the Adviser.

     3. The Adviser may utilize an affiliate of the Adviser as a broker, including as a principal broker, provided that the brokerage transactions and procedures are in accordance with Rule 17e-1 under the Investment Company Act of 1940, as amended (the "Act"). All allocation of portfolio transactions shall be subject to such policies and supervision as the Trust's Board of Trustees or any committee thereof deems appropriate.

     4. The Adviser shall see that there are rendered to the Board of Trustees of the Trust such periodic and special reports as the Board of Trustees may reasonably request, including any reports in respect to placement of security transactions for the Portfolios.

     5. Because shares of the Portfolios are offered only to participants in a securities lending program administered by the Adviser, as vehicles for the investment of cash received as collateral for securities loans under the program, the Adviser shall not charge either Portfolio a fee for its services provided hereunder.

     6. Services of the Adviser herein provided are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

     7. The Adviser agrees to indemnify the Trust and each Portfolio with respect to any loss, liability, judgment, cost or penalty which the Trust or any Portfolio may directly or indirectly suffer or incur in any way arising out of or in connection with any breach of this Agreement by the Adviser.

     The Adviser shall be liable to the Trust and its shareholders or former shareholders for any negligence or willful misconduct on the part of the Adviser or any of its Trustees, officers, employees, representatives or agents in connection with the responsibilities assumed by it hereunder, provided, however, that the Adviser shall not be liable for any investments made by the Adviser in accordance with the explicit or implicit direction of the Board of Trustees of the Trust or the investment objectives and policies of the Trust, and provided further that any liability of the Adviser resulting from a breach of fiduciary duty with respect to the receipt of compensation for services shall be limited to the period and amount set forth in Section 36(b)(3) of the Act.

     8. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Portfolio for a period of two years from the date of its execution, and thereafter shall continue in effect only as long as such continuance is specifically approved at least annually by (a) the Board of Trustees of the Trust or by the vote of a majority of the outstanding shares of the applicable Portfolio and (b) the vote of a majority of the Trustees, who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

     9. This Agreement may be terminated with respect to any Portfolio at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by the vote of a majority of the outstanding shares of such Portfolio, or by the Adviser, upon 60 days' written notice to the other party.

     This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Act), provided, however, that such automatic termination shall be prevented in a particular case by an order of exemption from the Securities and Exchange Commission or a no-action letter of the staff of the Commission to the effect that such assignment does not require termination as a statutory or regulatory matter.

     10. No amendment to this Agreement shall be effective with respect to a Portfolio until approved by a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser or the Trust and, if required by the Act, by the vote of a majority of the outstanding shares of such Portfolio.

     11. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding shares of a Portfolio shall mean the lesser of (a) the vote of 67% or more of the shares of such Portfolio represented at a meeting where more than 50% of the outstanding shares are present in person or by proxy, or (b) the vote of more than 50% of the outstanding shares of such Portfolio.

     12. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     13. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     14. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     15. This Agreement, including its exhibits, constitutes the entire agreement between the parties concerning its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

     16. This Agreement is made by the Trust pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Trust individually, but bind only the property of the Trust.

     IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      USBAM SECURITIES LENDING TRUST


                                      By  /s/ Jeffery M. Wilson
                                          --------------------------------------
                                          Jeffery M. Wilson
                                          Vice President--Administration


                                      U.S. BANCORP ASSET MANAGEMENT, INC.


                                      By  /s/ Joseph M. Ulrey III
                                          --------------------------------------
                                          Joseph M. Ulrey III
                                          Chief Financial officer